EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of The Phoenix Edge Series Fund

In planning and performing our audit of the financial statements of the 35 series constituting the Phoenix Edge
Series Fund (hereafter referred to as the "Fund") for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 14, 2003



EXHIBIT B:
THE PHOENIX EDGE SERIES FUND
RESULTS OF SHAREHOLDER MEETING
(UNAUDITED)

Special meetings of Shareholders of The Phoenix Edge Series
Fund were held on March 18, 2002 to approve the following matters:

1.	Approve the Agreement and Plan of Reorganization
dated March 18, 2002, and the transaction it contemplates including (a) the transfer of all or substantially of the assets of the Phoenix-Oakhurst
Balanced Series to Phoenix-Oakhurst Strategic
Allocation Series, another series of The Phoenix
Edge Series Fund, in exchange solely for shares of the Phoenix-Oakhurst Strategic Allocation Series and the assumption by the Phoenix-Oakhurst Strategic
Allocation Series of all known liabilities of the Phoenix-Oakhurst Balanced Series and (b) the distribution of the shares of the Phoenix-Oakhurst
Strategic Allocation Series so received to shareholders of the Phoenix-Oakhurst Balanced Series in complete liquidation of the Phoenix-Oakhurst
Balanced Series.

2.	Approve the Agreement and Plan of Reorganization
dated March 18, 2002, and the transaction it contemplates including (a) the transfer of all or substantially of the assets of the Phoenix-Engemann
Nifty Fifty Series to Phoenix-Engemann Capital
Growth Series, another series of The Phoenix Edge
Series Fund, in exchange solely for shares of the Phoenix-Engemann Capital Growth Series and the assumption by the Phoenix-Engemann Capital Growth
Series of all known liabilities of the Phoenix-
Engemann Nifty Fifty Series and (b) the distribution of the shares of the Phoenix-Engemann Capital Growth
Series so received to shareholders of the Phoenix-
Engemann Nifty Fifty Series in complete liquidation of the Phoenix-Engemann Nifty Fifty Series.

3.        Approve the Agreement and Plan of
Reorganization dated March 18, 2002, and the transaction it contemplates including (a) the transfer of all or substantially of the assets of the Phoenix-Janus Core Equity Series to Phoenix-
Janus Growth Series, another series of The Phoenix
Edge Series Fund, in exchange solely for shares of the Phoenix-Janus Growth Series and the assumption by the Phoenix-Janus Growth Series of all known liabilities of the Phoenix-Janus Core Equity Series and (b) the distribution of the shares of the Phoenix-Janus Growth Series so received to shareholders of the Phoenix-Janus Core Equity Series in complete liquidation of the Phoenix-Janus Core
Equity Series.

4.        Approve a new Amended and Restated Sub-
Investment Advisory Agreement between  Phoenix
Variable Advisors, Inc. and Janus Capital
Corporation for the shareholders of Phoenix-Janus
Core Equity Series, Phoenix-Janus Flexible Income
Series and Phoenix-Janus Growth Series.


On the record date of January 15, 2002, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

SERIES
               SHARES OUTSTANDING         PERCENTAGE PRESENT BY PROXY

Phoenix-Oakhurst Balanced Series
                 122,052,748                  100%
Phoenix-Engemann Nifty Fifty Series
                  57,814,116                   100%
Phoenix-Janus Core Equity Series
                  1,088,773,585                100%

On the record date of February 1, 2002, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

SERIES
              SHARES OUTSTANDING       PERCENTAGE PRESENT BY PROXY

Phoenix-Janus Core Equity Series
                2,434,432                        100%
Phoenix-Janus Flexible Income Series
               2,758,992                         100%
Phoenix-Janus Growth  Series
               9,830,732                         100%

NUMBER OF VOTES

         FOR            AGAINST              ABSTAIN

1. Approve Agreement and Plan of Reorganization
      112,972,335      1,530,973           7,579,440

2. Approve Agreement and Plan of Reorganization
      51,465,132       2,167,127           4,181,857

3. Approve Agreement and Plan of Reorganization
      972,960,739      46,828,152        68,984,694

4. Approve new Amended and Restated Sub-Investment Advisory Agreement Phoenix-Janus Core Equity Series
      2,205,660         117,213            111,559
Phoenix-Janus Flexible Income Series
      2,575,587         67,734            115,671
Phoenix-Janus Growth  Series
      8,720,612        387,066             723,054